FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 30, 2003
(date of earliest event reported April 28,2003)

Commission File Number:  0-11596


ExperTelligence, Inc.
(Exact name of registrant as specified in its charter)

California                                     95-3506403
(State or Other Jurisdiction of            (I.R.S. Employer
     Incorporation)                        Identification No.)

614 Chapala Street, Santa Barbara, California 93101
(Address of principal executive offices and zip code)


Registrant's telephone number:  (805) 962-2558

Item 5 - OTHER EVENTS
On April 28, 2003, Expertelligence (the "Company") announced that its subsidiary, 3DStockCharts.com, has begun to license that company's real-time streaming stock products to other web sites and program traders as "plug-in" components.

The products -- which include snap quotes, portfolios, charts, graphs, watchlists, and raw data feeds -- use data from the six largest ECNs (Electronic Communications Networks). 3DStockCharts is the only company that offers all of the ECN feeds in one. Moreover, this data includes the "full book," meaning it includes all bids and asks, not just the last executed price. Most of the products can be licensed for free if the web site using the data agrees to share certain advertising revenue with 3DStockCharts.

Since October, 1999, 3DStockCharts.com has been selling real-time stock market data to individual investors through its own web site, www.3dstockcharts.com. The company's signature chart is a live, three-dimensional chart showing all bids and asks for a stock, with price and volume, updated every two seconds, showing changes over time. In essence, the entire activity in a stock -- as it is happening -- can be watched on a single screen. Stock traders use 3DStockCharts for gauging buying and selling pressure and momentum, watching the effect of minute-by-minute news on a stock, and (especially after-hours) taking advantage of arbitrage opportunities between ECNs. Longer-horizon investors use 3DStockCharts for timing their moves into and out of the market, squeezing the most profit out of each move.

The company has an existing licensing agreement for a data feed with Thomson Financial Services, who resells the data to CompuServe and Netscape. It also has licenses with a number of high-volume professional stock traders, who use the feed to run their stock trading programs.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2003
ExperTelligence, Inc.
By: /s/ William Urschel
Name: William Urschel
Title: CEO


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